Exhibit 99.2

9653 South 700 East
Salt Lake City, Utah 84070
USA
(801) 619-9320 Office
(801) 619-1747 Fax
info@geii.com

July 27, 2012

Terry C. Turner, Chairman
Board of Directors
Golden Eagle International, Inc.
9653 South 700 East
Salt Lake City, UT 84070

Re:           Resignation from Board of Directors.

Dear Terry:

I have had an extremely positive experience serving as a director on the Board of Directors of Golden Eagle International, Inc. (Golden Eagle). Now, with Golden Eagle having sold its operations in Bolivia, there is less of a reason for me to continue as a director in the Company.

Please accept this letter as my resignation as a director on Golden Eagle’s Board of Directors. I have no dispute whatsoever with any action taken by Golden Eagle’s Board or Management. In support of that statement, I have attached to this letter the Ratification of all acts taken by Golden Eagle’s Board during my tenure on that Board.

I also acknowledge that the payment received on June 26, 2012 from Golden Eagle was a final payment in full and final settlement of any and all sums owed to me by Golden Eagle for my services as a director and no further amounts are owed to me.

Thank you for the opportunity that has been mine to serve on Golden Eagle’s Board.  This resignation shall be effective only upon acceptance by the remaining directors.

Sincerely,

/s/ Alvaro Riveros Tejada

Alvaro Riveros Tejada